UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2025
RideNow Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38248 (Commission File Number)	46-3951329 (I.R.S. Employer Identification No.)

2677 E Willis Road, Chandler, Arizona		85286
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (480) 755-5200

RumbleOn, Inc.
901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RDNW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Appointment

On October 14, 2025, the Board of Directors of RideNow Group, Inc. (the “Company”) appointed Joshua J. Barsetti, age 45, to serve as the Company’s Executive Vice President and Chief Financial Officer, effective October 20, 2025.

Mr. Barsetti will replace Michael Quartieri, who has served as Interim Chief Financial Officer since April 2, 2025. Mr. Quartieri will continue in his role as the Company’s Chairman of the Board, Chief Executive Officer, and President.

Mr. Barsetti served as the Vice President, Corporate Controller, and Principal Accounting Officer of Buyerlink Inc. (“Buyerlink”) from January 1, 2025 to October 17, 2025. Prior to Buyerlink, Mr. Barsetti served as Vice President, Corporate Controller, and Principal Accounting Officer of AutoWeb, Inc. (Nasdaq: AUTO) from January 2022 to December 2024. Mr. Barsetti served as Chief Audit Executive from May 2021 to January 2022 and Director of SOX and Internal Control from June 2020 to May 2021 for Zovio Inc (Nasdaq: ZVO). Mr. Barsetti was also employed by Cavco Industries, Inc. (“Cavco”) (Nasdaq: CVCO), serving as Chief Accounting Officer from August 2018 to May 2020, Corporate Controller from August 2017 to August 2018, and Chief Audit Executive from September 2014 to August 2017. Prior to Cavco, Mr. Barsetti held various roles in internal audit and financial reporting for other public companies, including Universal Technical Institute, Inc. (NYSE: UTI) and Viad Corp (NYSE: VVI) (now known as Pursuit Attractions and Hospitality, Inc.). Mr. Barsetti is a Certified Public Accountant and received his Bachelor of Science, Accounting degree from Northern Arizona University.

In connection with Mr. Barsetti’s appointment as Executive Vice President and Chief Financial Officer effective as of October 20, 2025 (the “Commencement Date”), on October 14, 2025, the Company entered into an employment agreement with Mr. Barsetti (the “Barsetti Agreement”). Pursuant to the Barsetti Agreement, Mr. Barsetti is entitled to (i) an annual base salary of $375,000, (ii) an annual performance-based bonus with a target bonus amount of 75% of his annual base salary (prorated for partial years), (iii) a one-time grant of 112,000 time-based restricted stock units (the “RSUs”) under the Company’s 2017 Stock Incentive Plan, as amended (the “Plan”), and (iv) a one-time grant of 70,000 performance units (the “PSUs”) under the Plan. The time-based RSUs will vest in three substantially equal installments on each of the first, second, and third anniversaries of the Commencement Date, subject to Mr. Barsetti’s continued service with the Company through each such vesting date and his continued compliance with any restrictive covenants by which he is bound. The PSUs will vest based on the achievement of certain stock performance thresholds, set forth in the table below, and Mr. Barsetti’s continued service with the Company through each such vesting date and his continued compliance with any restrictive covenants by which he is bound.

Number of PSUs That Would Vest	Minimum Closing Stock Price for 20 Consecutive Trading Days
23,000 RSUs (or 1/3)	$11
23,000 RSUs (or 1/3)	$17
24,000 RSUs (or 1/3)	$23

The RSUs and PSUs will be subject to the Company’s Equity Granting Policy (the “Equity Granting Policy”) and all terms, vesting conditions, and other provisions to be set forth in any separate award agreements.

Pursuant to the Barsetti Agreement, in the event Mr. Barsetti’s employment is terminated by the Company without “Cause” or if Mr. Barsetti resigns for “Good Reason” (each as defined in the Barsetti Agreement), subject to Mr. Barsetti’s execution of a general release of claims in favor of the Company, Mr. Barsetti will be entitled to receive cash severance benefits that consist of six months of continued base salary and six months of Company paid COBRA continuation coverage.

The Barsetti Agreement also includes certain restrictive covenants, including non-competition, non-solicitation, and confidentiality during the term of his employment and for 12 months after termination of his employment.

Mr. Barsetti will also be eligible to participate in the same benefit plans and programs in which other executive-level Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective as of October 20, 2025, between RideNow Group, Inc. and Joshua J. Barsetti
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RideNow Group, Inc.

Date: October 20, 2025	By:	/s/ Michael Quartieri
Michael Quartieri
Chairman, Chief Executive Officer, and President